UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2018

Golden Matrix Group Inc.
(Exact name of Company as specified in its charter)

Nevada	000-54840	46-1814729
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

3651 Lindell Road, Suite D131 Las Vegas, NV 89103
(Address of principal executive offices)

Phone: (858) 222-2895
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a) On February 28, 2018, Golden Matrix Group, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Luxor Capital LLC (“Luxor”), an affiliate of the Company's Chief Executive Officer Anthony Goodman (as previously disclosed in our Form 10-Q filed on June 20, 2016), pursuant to which the Company agreed to purchase, and Luxor agreed to sell, certain Intellectual Property and Know-how to the Company (the "GM2 Asset").

Under the terms of the Asset Purchase Agreement, the Company will purchase the GM2 Asset from Luxor for an aggregate purchase price of: (i) Six Hundred Twenty-Five Million (625,000,000) shares of GMGI’s common stock, US $0.00001 par value, and valued at $0.0004 per share; and (ii) an earn out calculated at fifty percent (50%) of the revenues generated by the GM2 Asset during the 12-month period of 1st March, 2018 to 28th February 2019, payable by issuing to Luxor a convertible promissory note, or before April 30, 2019, in such amount (the “Earnout Note”), with the principal amount of the Earnout Note, and accrued and unpaid interest, convertible into shares of the Company's common stock at a rate equal to one hundred percent (100%) of the average closing price of the Company’s common stock for the seven (7) trading days prior to the holder delivering a notice of conversion to the Company. The Earnout Note shall bear interest at 4% per annum.

The GM2 Asset purchased by the Company pursuant to the Asset Purchase Agreement is expected to lead to new clients and incremental revenues by allowing the Company to offer unique IP to Social Gaming Clientele.

(b) On March 1 2018, the Company entered into a License Agreement (the “License Agreement”) with Articulate Pty Ltd. (“Articulate”), an affiliate of Mr. Goodman. Pursuant to the License Agreement, Articulate will receive a license from the Company to use the GM2 Asset technology. Articulate will pay the Company a usage fee calculated as a certain percentage of the monthly content and software usage within the GM2 Asset system according to the following:

Software usage less than $100,000,000 = Usage fee of 0.25%;

Software usage between $100,000,001 and $200,500,000 = Usage fee of 0.20%; and

Software usage greater than $200,500,001 = Usage fee of 0.15%.

The foregoing description of the License Agreement and the Asset Purchase Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of the agreements filed as exhibits hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information contained in subparagraph (a) of “Item 1. Entry into a Material Definitive Agreement” is incorporated by reference.

The total consideration to be paid by the Company to Luxor for the GM2 Asset was determined through negotiations between the Company and Luxor. The Asset Purchase Agreement was approved by the Company’s independent member of the Board.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by Registrant.

The information contained in Items 1.01 and 2.01 of this Form 8-K are incorporated in this Item 2.03 by reference with respect to the creation of direct financial obligations of the Company.

Item 3.02 Unregistered Sales of Equity Securities.

Since the filing of its quarterly report on Form 10-Q for the period ended October 31st 2017, the Company (the “Company”), has sold a total of 625,000,000 shares of its common stock, and issued the Earnout Note.

On February 28, 2018, the Company sold, 625,000,000 shares of the Company’s common stock, and issued the Earnout Note, to Luxor, an affiliate of the Company's Chief Executive Officer Anthony Goodman. The 625,000,000 shares of the Company’s common stock, and the Earnout Note were issued in consideration for the sale by Luxor to the Company of the GM2 Asset pursuant to the Asset Purchase Agreement (see Item 1.01 and Item 2.01 hereof).

Pursuant to the terms of the Earnout Note, the holder will have the right to convert any portion of the unpaid principal amount and accrued and unpaid interest at a rate equal to one hundred percent (100%) of the average closing price of the Company’s common stock for the seven (7) trading days prior to the holder delivering a notice of conversion to the Company. The holders also have the right to assign any portion of the Earnout Note, or assign the shares to be issued upon any conversion of the Earnout Note, to other parties.

The Company will claim an exemption from the registration requirements of the Securities Act of 1933, as amended, for the issuance of the foregoing securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale, and the Company is taking appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits

10.1	Asset Purchase Agreement, by and between Golden Matrix Group, Inc. and Luxor Capital LLC, dated February 28, 2018.

10.2	License Agreement, by and between Golden Matrix Group, Inc. and Articulate Pty. Ltd., dated March 1, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Matrix Group Inc.

Date: March 2, 2018	By:	/s/ Anthony B. Goodman
Anthony B. Goodman, CEO

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